EXHIBIT 4


                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION dated March 8, 2002 (the "Agreement"), between Federated Equity Funds, a Massachusetts business trust ("Federated Equity Funds"), on behalf of its portfolio, Federated Kaufmann Fund (hereinafter called the "Acquiring Fund") with its principal place of business at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7000 and Federated Equity Funds, on behalf of its portfolio Federated Kaufmann Small Cap Fund (the "Acquired Fund"), also with its principal place of business at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7000.

         WHEREAS, the Board of Trustees of Federated Equity Funds (the "Trustees") has determined that it is in the best interests of the shareholders of the Acquired Fund, that the assets of the Acquired Fund be acquired by the Acquiring Fund pursuant to this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement which would constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"):

         NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

      1.    Plan of Exchange.
            ----------------

            (a)   Subject  to the terms and  conditions  set forth  herein,  the
Acquired Fund shall assign, transfer and convey its assets, including all securities and cash held by the Acquired Fund to the Acquiring Fund, and the Acquiring Fund shall acquire all of the assets of the Acquired Fund in exchange for full and fractional Class A, B and C Shares of the Acquiring Fund (the "Acquiring Fund Shares"), to be issued by Federated Equity Funds, having an aggregate net asset value equal to the value of the net assets of the Acquired Fund. The value of the assets of the Acquired Fund and the net asset value per share of the Acquiring Fund Shares shall be computed as of the close of the New York Stock Exchange (normally 4:00 p.m. Eastern time) on the Exchange Date (such time and date being hereinafter called the "Valuation Time") in accordance with the procedures for determining the value of the Acquiring Fund's assets set forth in the Acquiring Fund's organizational documents and the then-current prospectus and statement of additional information for the Acquiring Fund that forms a part of the Acquiring Fund's Registration Statement on Form N-1A (the "Registration Statement"). In lieu of delivering certificates for the Acquiring Fund Shares, Federated Equity Funds shall credit the Acquiring Fund Shares to the Acquired Fund's account on the share record books of Federated Equity Funds and shall deliver a confirmation thereof to the Acquired Fund. The Acquired Fund shall then deliver written instructions to Federated Equity Funds' transfer agent to establish accounts for the shareholders on the share record books relating to the Acquiring Fund.

            (b) Delivery of the assets of the Acquired Fund to be transferred shall be made on the Exchange Date (as defined herein). Assets transferred shall be delivered to the account of the Acquiring Fund at State Street Bank and Trust Company, Federated Equity Funds' custodian (the "Custodian"), with all securities not in bearer or book entry form duly endorsed, or accompanied by duly executed separate assignments or stock powers, in proper form for transfer, with signatures guaranteed, and with all necessary stock transfer stamps, sufficient to transfer good and marketable title thereto (including all accrued interest and dividends and rights pertaining thereto to the Custodian for the account of the Acquiring Fund free and clear of all liens, encumbrances, rights, restrictions and claims). All cash delivered shall be in the form of immediately available funds payable to the order of the Custodian for the account of the Acquiring Fund.

            (c) The Acquired Fund will pay or cause to be paid to the Acquiring Fund any interest received on or after the Exchange Date with respect to assets transferred from the Acquired Fund to the Acquiring Fund hereunder and any distributions, rights or other assets received by the Acquired Fund after the Exchange Date as distributions on or with respect to the securities transferred from the Acquired Fund to the Acquiring Fund hereunder. All such assets shall be deemed included in assets transferred to the Acquiring Fund on the Exchange Date and shall not be separately valued.

            (d) The Acquired Fund shall discharge all of its liabilities and obligations on or before the Exchange Date.

            (e) The Exchange Date shall be May 17, 2002, or such earlier or later date as may be mutually agreed upon by the parties.

            (f) As soon as practicable after the Exchange Date, the Acquired Fund shall distribute all of the Acquiring Fund Shares received by it among the shareholders of Class A, B and C Shares of the Acquired Fund, in proportion, and take whatever steps are necessary and appropriate to effect the termination of the Acquired Fund. After the Exchange Date, the Acquired Fund shall not conduct any business except in connection with its termination.

      2.    Representations  and  Warranties  of the  Acquired  Fund.  Federated
            ---------------------------------------------------------
Equity Funds, on behalf of the Acquired Fund, represents and warrants to and for the benefit of the Acquiring Fund as follows:

             (a) Except as shown on the audited financial statements of the Acquired Fund for its most recently completed fiscal period and as incurred in the ordinary course of the Acquired Fund's business since then, the Acquired Fund has no liabilities of a material amount, contingent or otherwise, and there are no legal, administrative or other proceedings pending or, to the Acquired Funds' knowledge, threatened against the Acquired Fund.

                       (b) On the Exchange Date, Federated Equity Funds will have full right, power and authority to sell, assign, transfer and deliver the Acquired Fund's assets to be transferred by it hereunder.

      3.    Representations  and  Warranties  of the Acquiring  Fund.  Federated
            --------------------------------------------------------
Equity Funds, on behalf of the Acquiring Fund, represents and warrants to and for the benefit of the Acquired Fund, as follows:

             (a) Except as shown on the audited financial statements of the Acquiring Fund for its most recently completed fiscal period and as incurred in the ordinary course of the Acquiring Fund's business since then, the Acquiring Fund has no liabilities of a material amount, contingent or otherwise, and there are no legal, administrative or other proceedings pending or, to the Acquiring Funds' knowledge, threatened against the Acquiring Fund.

            (b) At the Exchange Date, the Acquiring Fund Shares to be issued to the Acquired Fund will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and non-assessable. No Acquiring Fund shareholder will have any preemptive right of subscription or purchase in respect thereof.

      4.    Acquiring   Fund's   Conditions   Precedent.   The   obligations  of
            -------------------------------------------
Federated Equity Funds hereunder with respect to the Acquiring Fund shall be subject to the following conditions:

            (a) The Acquiring Fund shall have been furnished a statement of the Acquired Fund's assets and liabilities, including a list of securities owned by the Acquired Fund with their respective tax costs and values determined as provided in Section 1 hereof, all as of the Valuation Time.

            (b) As of the Exchange Date, all representations and warranties made on behalf of the Acquired Fund made in this Agreement shall be true and correct as if made at and as of such date, the Acquired Fund shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date.

            (c) A vote of the shareholders of the Acquired Fund approving this Agreement and the transactions and exchange contemplated hereby shall have been adopted by the vote required by applicable law and the Declaration of Trust and By-Laws of Federated Equity Funds.

            (d) At or before the Valuation Time, the Acquired Fund shall have declared and paid a dividend or dividends, with a record date and ex-dividend date at or before the Valuation Time, which, together with all previous dividends, shall have the effect of distributing to its shareholders all of its investment company taxable income (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income, if any, excludable from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable periods or years ended on or before October 31, 2001 and for the period from said date to and including the Exchange Date, and all of its net capital gain realized (after reduction for any capital loss carry forward), if any, in taxable periods or years ended on or before October 31, 2001 and in the period from said date to and including the Exchange Date.

      5. Acquired Fund's Conditions Precedent. The obligations of Federated Equity Funds hereunder with respect to the Acquired Fund shall be subject to the condition that as of the Exchange Date all representations and warranties made in this Agreement on behalf of the Acquiring Fund shall be true and correct as if made at and as of such date, and the Acquiring Fund shall have complied with all of the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date.

      6.    Mutual Conditions  Precedent.  The obligations of both the Acquiring
            ----------------------------
Fund and the Acquired Fund hereunder shall be subject to the following conditions:

            (a) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transaction contemplated herein.

            (b) Each party shall have received an opinion of Dickstein Shapiro Morin & Oshinsky LLP to the effect that the reorganization contemplated by this Agreement with respect to the Acquired Fund qualifies as a "reorganization" under Section 368(a)(1)(C) of the Code.

      Provided, however, that at any time prior to the Exchange Date, any of the foregoing conditions in this Section 6 may be waived by the parties if, in the judgment of the parties, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquired Fund or the shareholders of the Acquiring Fund.

      7. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Trustees at any time prior to the Exchange Date (and notwithstanding any vote of the shareholders of the Acquired Fund) if circumstances should develop that, in the opinion of the Trustees, make proceeding with this Agreement inadvisable.

      If this Agreement is terminated and the exchange contemplated hereby is abandoned pursuant to the provisions of this Section 7, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the Trustees, officers or shareholders of Federated Equity Funds, in respect of this Agreement.

      8. Waiver and Amendments. At any time prior to the Exchange Date, any of the conditions set forth in Section 4 or Section 5 may be waived by the Trustees, if, in the judgment of the waiving party, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquired Fund or the shareholders of the Acquiring Fund, as the case may be. In addition, prior to the Exchange Date, any provision of this Agreement may be amended or modified by the Trustees, if such amendment or modification would not have a material adverse effect upon the benefits intended under this Agreement and would be consistent with the best interests of shareholders of the Acquired Fund and the Acquiring Fund.

      9.    No  Survival of  Representations.  None of the  representations  and
            --------------------------------
warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

      10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement, shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflict of laws.

      12.   Counterparts.  This Agreement may be executed in counterparts,  each
            ------------
of which, when executed and delivered, shall be deemed to be an original.


      IN WITNESS WHEREOF, Federated Equity Funds has caused this Agreement and Plan of Reorganization to be executed as of the date above first written.





                                    FEDERATED EQUITY FUNDS
                                    on behalf of its portfolio,
                                    Federated Kaufmann Small Cap Fund



                                    /s/ John W. McGonigle
                                        --------------------------
                                         John W. McGonigle, Secretary


                                    FEDERATED EQUITY FUNDS
                                    on behalf of its portfolio,
                                    Federated Kaufmann Fund



                                    /s/ J. Christopher Donahue
                                        --------------------------
                                         J. Christopher Donahue, President